UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On February 7, 2005, Alliance Pharmaceutical Corp. (“Alliance”) and Nektar Therapeutics (“Nektar,” formerly known as Inhale Therapeutics, Inc. or “Inhale”) entered into an Amendment to Supplemental Agreement (the “Amendment”) which amends the following agreements between Alliance and Nektar (collectively, the “Prior Agreements”): (a) the Asset Purchase Agreement dated October 4, 1999, (b) the License Agreement (license to Inhale) dated November 4, 1999, (c) the License Agreement (license to Alliance) dated November 4, 1999, (d) the Product Development Rights Agreement dated November 4, 1999, (e) the Escrow Agreement dated November 4, 1999, and (f) the Supplemental Agreement dated March 15, 2002.

        In consideration for (i) the right to certain lab books and invention disclosures related to the subject matter of the Prior Agreements, (ii) the termination of future royalty and milestone payment obligations owed by Nektar to Alliance under the Prior Agreements, and (iii) the sale by Alliance to Nektar of ten (10) metric tons of Perflubron, Nektar has agreed to pay Alliance a total of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) in three installments as follows: the first installment payment is to take place within five (5) business days after the last to occur of the following (a) the execution of the Amendment, (b) the delivery of certain Alliance lab books into escrow, and (c) the delivery of certain invention disclosures to Nektar. The second installment payment is to be made upon receipt by Nektar of certain third party consents, and the third installment payment is to be made within ninety (90) days after the delivery by Alliance of ten (10) metric tons of Perflubron to Nektar, provided that such Perflubron conforms to certain specifications related thereto.

        Alliance expects that it will receive payment in full of the entire One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) within the next one hundred and twenty (120) days.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: February 11, 2005	/s/ Duane Roth
Duane J. Roth, Chief Executive Officer

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